                                               Filed Pursuant to Rule 424(b)(5)
                                                     Registration No. 333-83374
                             Subject to Completion
             Preliminary Prospectus Supplement Dated April 1, 2002

PROSPECTUS SUPPLEMENT
---------------------
(To prospectus dated April 1, 2002)

                                     [LOGO]

                                2,500,000 Units
                           Merrill Lynch & Co., Inc.
                          Strategic Return Notes/SM/
             Linked to the Industrial 15 Index due April   , 2007
                                 (the "Notes")
                  $10 original public offering price per Unit

                               ----------------

The Notes:                                                     Payment at maturity or upon exchange:

.. Senior unsecured debt securities of Merrill Lynch & Co.,     . At maturity or upon exchange, you will receive a cash
  Inc.                                                           amount based upon the percentage change in the value
                                                                 of the Industrial 15 Index, which reflects the total return
.. Exchangeable at your option for a cash payment during a        of fifteen of the top dividend yielding stocks,
  specified period in April of each year from 2003 through       reconstituted annually, in the S&P Industrial Index less
  2006, as described in this prospectus supplement.              an annual index adjustment factor of 1.5%.

.. No payments prior to maturity unless exchanged.              . At maturity or upon exchange, the amount you receive
                                                                 will depend on the value of the Industrial 15 Index. The
.. Linked to the value of the Industrial 15 Index (index          value of the Industrial 15 Index must increase in order
  symbol "IXD").                                                 for you to receive at least the original public offering
                                                                 price of $10 per Note upon exchange or at maturity. If
.. We have applied to have the Notes listed on the American       the value of the Industrial 15 Index has declined or has
  Stock Exchange under the trading symbol "DSE".                 not increased sufficiently, you will receive less, and
                                                                 possibly significantly less, than the original public
.. Expected closing date: April   , 2002.                         offering price of $10 per Note.

      Investing in the Notes involves risks that are described in the "Risk Factors" section beginning on page S-8 of this prospectus supplement.

                               ----------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                          Per Unit    Total
                                                          --------    -----
  Public offering price(1)...............................  $10.00  $25,000,000
  Underwriting fee.......................................    $.20       $
  Proceeds, before expenses, to Merrill Lynch & Co., Inc.   $9.90*      $

       (1)The public offering price and the underwriting fee for any single
          transaction to purchase 100,000 units or more will be $     per unit
          and $     per unit, respectively.

                               ----------------

                              Merrill Lynch & Co.

                               ----------------
--------
* $.10 per Unit of the underwriting fee will be paid to the underwriter by a subsidiary of Merrill Lynch & Co., Inc. For a description of this payment, please see the section entitled "Underwriting" in this prospectus supplement.

           The date of this prospectus supplement is April   , 2002.

"Strategic Return Notes" is a service mark of Merrill Lynch & Co., Inc.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                                              Page
                                                                                              ----
SUMMARY INFORMATION--Q&A.....................................................................  S-4
   What are the Notes?.......................................................................  S-4
   What will I receive upon maturity of the Notes?...........................................  S-4
   How does the exchange feature work?.......................................................  S-5
   Who publishes the Industrial 15 Index and what does the Industrial 15 Index measure?......  S-5
   How has the Industrial 15 Index performed historically?...................................  S-6
   Will I receive interest payments on the Notes?............................................  S-6
   What about taxes?.........................................................................  S-6
   Will the Notes be listed on a stock exchange?.............................................  S-6
   What is the role of MLPF&S?...............................................................  S-6
   Who is ML&Co.?............................................................................  S-6
   Are there any risks associated with my investment?........................................  S-7
RISK FACTORS.................................................................................  S-8
   Your investment may result in a loss......................................................  S-8
   Your return will not reflect the return of owning the Industrial 15 Stocks................  S-8
   The value of the Industrial 15 Index is expected to affect the trading value of the Notes.  S-8
   Changes in our credit ratings may affect the trading value of the Notes...................  S-8
   Your investment may become concentrated...................................................  S-8
   Your yield may be lower than the yield on other debt securities of comparable maturity....  S-9
   There may be an uncertain trading market for the Notes....................................  S-9
   Risk factors specific to companies included in the Industrial 15 Index....................  S-9
   Amounts payable on the Notes may be limited by state law.................................. S-10
   Purchases and sales by us and our affiliates may affect your return....................... S-10
   Potential conflicts....................................................................... S-10
   Uncertain tax consequences................................................................ S-11
DESCRIPTION OF THE NOTES..................................................................... S-12
   Payment at maturity....................................................................... S-12
   Exchange of the Notes prior to maturity................................................... S-13
   Hypothetical returns...................................................................... S-13
   Adjustments to the Industrial 15 Index; Market Disruption Events.......................... S-14
   Discontinuance of the Industrial 15 Index................................................. S-15
   Events of Default and Acceleration........................................................ S-16
   Depositary................................................................................ S-16
   Same-Day Settlement and Payment........................................................... S-18
THE INDUSTRIAL 15 INDEX...................................................................... S-19
   Industrial 15 Index....................................................................... S-19
   Dividends................................................................................. S-21
   Adjustments to the Share Multiplier and Industrial 15 Portfolio........................... S-21
   Historical Data on the Industrial 15 Index................................................ S-23
UNITED STATES FEDERAL INCOME TAXATION........................................................ S-25
   General................................................................................... S-25
   Tax Treatment of the Notes................................................................ S-26
   Non-U.S. Holders.......................................................................... S-26
   Backup Withholding and Information Reporting.............................................. S-27
ERISA CONSIDERATIONS......................................................................... S-27
USE OF PROCEEDS AND HEDGING.................................................................. S-27
WHERE YOU CAN FIND MORE INFORMATION.......................................................... S-27
UNDERWRITING................................................................................. S-28
VALIDITY OF THE NOTES........................................................................ S-29
INDEX OF DEFINED TERMS....................................................................... S-30
ANNEX A......................................................................................  A-1

                                  Prospectus

                                                                      Page
                                                                      ----
MERRILL LYNCH & CO., INC.............................................   2
USE OF PROCEEDS......................................................   2
RATIO OF EARNINGS TO FIXED CHARGES AND RATIOS OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS........................   3
THE SECURITIES.......................................................   3
DESCRIPTION OF DEBT SECURITIES.......................................   4
DESCRIPTION OF DEBT WARRANTS.........................................  10
DESCRIPTION OF CURRENCY WARRANTS.....................................  12
DESCRIPTION OF INDEX WARRANTS........................................  14
DESCRIPTION OF PREFERRED STOCK.......................................  19
DESCRIPTION OF DEPOSITARY SHARES.....................................  24
DESCRIPTION OF PREFERRED STOCK WARRANTS..............................  28
DESCRIPTION OF COMMON STOCK..........................................  30
DESCRIPTION OF COMMON STOCK WARRANTS.................................  34
PLAN OF DISTRIBUTION.................................................  36
WHERE YOU CAN FIND MORE INFORMATION..................................  37
INCORPORATION OF INFORMATION WE FILE WITH THE SEC....................  37
EXPERTS..............................................................  38

                           SUMMARY INFORMATION--Q&A

      This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Strategic Return Notes/SM/ Linked to the Industrial 15
Index due April   , 2007 (the "Notes"). You should carefully read this
prospectus supplement and the accompanying prospectus to fully understand the terms of the Notes, the Industrial 15 Index and the tax and other considerations that are important to you in making a decision about whether to invest in the Notes. You should carefully review the "Risk Factors" section, which highlights certain risks associated with an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.

      References in this prospectus supplement to "ML&Co.", "we", "us" and "our" are to Merrill Lynch & Co., Inc., and references to "MLPF&S" are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Notes?

      The Notes will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Notes will rank equally with all of our
other unsecured and unsubordinated debt. The Notes will mature on April   ,
2007 unless exchanged by you as described in this prospectus supplement.

      A Unit will represent a single Note with an original public offering price of $10.00 (a "Unit"). You may transfer the Notes only in whole Units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled "Description of the Notes--Depositary" in this prospectus supplement.

What will I receive upon maturity of the Notes?

      At maturity, if you have not previously exchanged your Notes, you will receive a cash payment on the Notes equal to the "Redemption Amount".

      The "Redemption Amount" per Unit will equal:

                                 (  Ending Value  )
                         $9.90 X ( -------------- )
                                 ( Starting Value )

      The Industrial 15 Index must increase in order for you to receive a Redemption Amount equal to or greater than the original public offering price, and, if the value of the Industrial 15 Index declines or has not increased sufficiently, you will receive less than the original public offering price of the Notes.

      The "Starting Value" will equal the closing value of the Industrial 15 Index on the date the Notes are priced for initial sale to the public (the "Pricing Date"). We will disclose the Starting Value to you in the final prospectus suppplement delivered to you in connection with sales of the Notes.

      For purposes of determining the Redemption Amount, the "Ending Value" means the average, arithmetic mean, of the values of the Industrial 15 Index at the close of the market on five business days shortly before the maturity of the Notes. We may calculate the Ending Value by reference to fewer than five or even a single day's closing value if, during the period shortly before the maturity date of the Notes, there is a disruption in the trading of a stock included in the Industrial 15 Index or certain futures or options contracts relating to a stock included in the Industrial 15 Index.

      For more specific information about the Redemption Amount, please see the section entitled "Description of the Notes" in this prospectus supplement.

  Examples

    Here are two examples of Redemption Amount calculations:

  Example 1--The Industrial 15 Index is below the hypothetical Starting Value at maturity:
    Hypothetical Starting Value: 112.00
    Hypothetical Ending Value:    22.40
                                           ( 22.40  )
    Redemption Amount (per Unit) = $9.90 X ( ------ ) = $1.98
                                           ( 112.00 )

  Total payment at maturity (per Unit) = $1.98

  Example 2--The Industrial 15 Index is above the hypothetical Starting Value at maturity:
    Hypothetical Starting Value: 112.00
    Hypothetical Ending Value:   201.60
                                           ( 201.60 )
    Redemption Amount (per Unit) = $9.90 X ( ------ ) = $17.82
                                           ( 112.00 )

  Total payment at maturity (per Unit) = $17.82

How does the exchange feature work?

      You may elect to exchange all or a portion of your Notes during a specified period in the month of April in the years 2003 through 2006 by giving notice to the depositary or trustee of the Notes, as the case may be, as described in this prospectus supplement. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date, as defined in this prospectus supplement, were the stated maturity date, except that the Ending Value will be equal to the closing value of the Industrial 15 Index on the Exchange Date. The Exchange Amount will be paid three Business Days following the Exchange Date. If you elect to exchange your Notes, you will receive only the Exchange Amount and you will not receive the Redemption Amount at maturity. The Exchange Amount you receive may be greater than or less than the Redemption Amount at maturity depending upon the performance of the Industrial 15 Index during the period from the Exchange Date until the stated maturity date. In addition, if the value of the Industrial 15 Index has not increased sufficiently above the Starting Value, the Exchange Amount will be less than the original public offering price.

      For more specific information about the exchange feature, please see the section entitled "Description of the Notes--Exchange of the Notes prior to maturity" in this prospectus supplement.

Who publishes the Industrial 15 Index and what does the Industrial 15 Index measure?

      The Industrial 15 Index is calculated and disseminated by the American Stock Exchange under the index symbol "IXD". The Industrial 15 Index is an index which reflects the price changes and dividends of the top fifteen dividend yielding stocks from a group of certain stocks in Standard & Poor's Industrial Index (the "S&P Industrial Index") less an annual index adjustment factor of 1.5% applied daily (the "Index Adjustment Factor"). The Industrial 15 Index has been calculated and disseminated since June 26, 2001. The Industrial 15 Index will be reconstituted on June 26/th/ of each year, the anniversary of the date the Industrial 15 Index was originally calculated and disseminated or, under certain circumstances, on a day shortly after the anniversary date, as described in this prospectus supplement. For more specific information about the Industrial 15 Index and its reconstitution, and the Index Adjustment Factor, please see the section entitled "The Industrial 15 Index" in this prospectus supplement.

      The Notes are debt obligations of ML&Co., and an investment in the Notes does not entitle you to any ownership interest in the stocks included in the Industrial 15 Index (collectively, the "Industrial 15 Stocks").

How has the Industrial 15 Index performed historically?

      The value of the Industrial 15 Index was set to 100 on June 26, 2001, the date the Industrial 15 Index was initially calculated. On March 28, 2002, the closing value of the Industrial 15 Index was 112.00. While there is currently little historical information about the Industrial 15 Index, we have provided a table and a graph showing the hypothetical month-end closing values of the Industrial 15 Index from May 1996 through May 2001. These closing values have been calculated hypothetically on the same basis that the Industrial 15 Index is currently calculated. We have provided this information to illustrate how the Industrial 15 Index would have performed from May 1996 through May 2001. For further details on the calculation of these hypothetical closing values please refer to the section entitled "The Industrial 15 Index--Historical Data on the Industrial 15 Index" in this prospectus supplement. We have also provided the actual month-end closing values of the Industrial 15 Index from June 2001 through March 2002. Any historical upward or downward trend in the level of the Industrial 15 Index during the periods presented is not an indication that the Industrial 15 Index is more or less likely to increase or decrease at any time during the term of the Notes.

Will I receive interest payments on the Notes?

      You will not receive any interest payments on the Notes, but you will receive the Exchange Amount following the exercise of your exchange option or the Redemption Amount at maturity. We have designed the Notes for investors who are willing to forego market interest payments on the Notes, such as fixed or floating interest rates paid on standard senior non-callable debt securities, in exchange for the Exchange Amount or the Redemption Amount.

What about taxes?

      The U.S. federal income tax consequences of an investment in the Notes are complex and uncertain. By purchasing a Note, you and ML&Co. hereby agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Note for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Industrial 15 Index. Under this characterization of the Notes, you should be required to recognize gain or loss to the extent that you receive cash on the maturity date or upon a sale or exchange of a Note prior to the maturity date. You should review the discussion under the section entitled "United States Federal Income Taxation" in this prospectus supplement.

Will the Notes be listed on a stock exchange?

      We have applied to have the Notes listed on the AMEX under the symbol "DSE". You should be aware that the listing of the Notes on the AMEX will not necessarily ensure that a liquid trading market will be available for the Notes. You should review the section entitled "Risk Factors--There may be an uncertain trading market for the Notes" in this prospectus supplement.

What is the role of MLPF&S?

      Our subsidiary, MLPF&S, is the underwriter for the offering and sale of the Notes. After the initial offering, MLPF&S intends to buy and sell Notes to create a secondary market for holders of the Notes, and may stabilize or maintain the market price of the Notes during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

      MLPF&S will also be our agent for purposes of calculating, among other things, the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, these duties could result in a conflict of interest between the status of MLPF&S as our subsidiary and its responsibilities as calculation agent.

Who is ML&Co.?

      Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis.

      For information about ML&Co., see the section entitled "Merrill Lynch & Co., Inc." in the accompanying prospectus. You should also read other documents we have filed with the SEC, which you can find by referring to the section entitled "Where You Can Find More Information" in this prospectus supplement.

Are there any risks associated with my investment?


      Yes, an investment in the Notes is subject to risks. Please refer to the section entitled "Risk Factors" in this prospectus supplement.

                                 RISK FACTORS

      Your investment in the Notes will involve risks. An investment in the Notes involves credit risks which are identical to those related to investments in any other debt obligations of ML&Co., and additional risks which are similar to investing in each of the Industrial 15 Stocks. You should carefully consider the following discussion of risks before deciding whether an investment in the Notes is suitable for you.

Your investment may result in a loss

      We will not repay you a fixed amount of principal on the Notes at maturity or upon exchange. The payment on the Notes will depend on the change in the value of the Industrial 15 Index. Because the value of the Industrial 15 Index is subject to market fluctuations, the amount of cash you receive may be more or less than the original public offering price of your Notes. If the applicable Ending Value, at maturity or at the time you exchange your Notes, is less than or not sufficiently above the Starting Value, then the amount you receive will be less than the original public offering price of each Note, in which case your investment in the Notes will result in a loss to you. The original public offering price of $10 per Unit exceeds the $9.90 per Unit amount used to calculate the Redemption Amount and therefore the Industrial 15 Index must increase in order for you to receive a Redemption Amount or Exchange Amount equal to the original public offering price.

Your return will not reflect the return of owning the Industrial 15 Stocks

      While the Industrial 15 Index does reflect the payment of dividends on the Industrial 15 Stocks as described in more detail below, the yield to the maturity of the Notes will not produce the same yield as if the Industrial 15 Stocks were purchased and held for a similar period. At the end of each calendar quarter, the dividends accrued on the Industrial 15 Stocks will be incorporated into the Industrial 15 Index by adjusting the Share Multipliers of the stocks and the amounts will thereafter be subject to the price movements of the stocks. In addition, at the end of each day, the Industrial 15 Index will be reduced by a pro rata portion of the annual Index Adjustment Factor of 1.5%. Due to the effect of the annual Index Adjustment Factor and to the matters discussed above under "Your investment may result in a loss", the return on an investment in the Notes will be less than the return on a similar investment in the Industrial 15 Stocks, assuming transaction costs and taxes are not taken into account. The trading value of the Notes and final return on the Notes may also differ from the results of the Industrial 15 Index for the reasons discussed above under "Changes in our credit ratings may affect the trading value of the Notes".

The value of the Industrial 15 Index is expected to affect the trading value of the Notes

      The market value of the Notes will depend substantially on the amount by which the Industrial 15 Index exceeds or does not exceed the Starting Value. The value of the Notes is related to the Industrial 15 Index, and consequently, a sale of the Notes may result in a loss. Additionally, because the trading value and perhaps final return on your Notes are dependent on factors in addition to the Industrial 15 Index, such as our credit rating, an increase in the value of the Industrial 15 Index will not reduce the other investment risks related to the Notes.

Changes in our credit ratings may affect the trading value of the Notes

      Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as the value of the Industrial 15 Index at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

Your investment may become concentrated

      As a result of market fluctuations and/or reconstitution events, an investment in the Notes may carry risks similar to a concentrated investment in one or more industries.

Your yield may be lower than the yield on other debt securities of comparable maturity

      The amount we pay you at maturity or upon exchange may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought other senior non-callable debt securities of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

There may be an uncertain trading market for the Notes

      We have applied to have the Notes listed on the AMEX under the trading symbol "DSE". However, you cannot assume that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors such as the change in the value of the Industrial 15 Index.

      If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until maturity. This may affect the price you receive.

Risk factors specific to companies included in the Industrial 15 Index

      The Industrial 15 Index is an index which reflects the price changes and dividends of the top fifteen dividend yielding Qualifying Stocks in the S&P Industrial Index less an annual Index Adjustment Factor. The stock prices of some of the companies included in the Industrial 15 Index (the "Industrial 15 Companies") have been and may continue to be volatile. These stock prices could be subject to wide fluctuations in response to a variety of factors, including the following:

      .   general market fluctuations;

      . actual or anticipated variations in the quarterly operating results of the Industrial 15 Companies;

      . announcements of technological innovations or new services offered by competitors of the Industrial 15 Companies;

      .   changes in financial estimates by securities analysts;

      . regulatory or legal developments, including significant litigation matters, affecting the Industrial 15 Companies or in the industries in which they operate;

      . announcements by competitors of the Industrial 15 Companies of significant acquisitions, strategic partnerships, joint ventures or capital commitments; and

      .   departures of key personnel of the Industrial 15 Companies.

      The international operations of some of the Industrial 15 Companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations and other risks inherent to international business. Some of the Industrial 15 Companies have international operations, which are essential parts of their businesses. The risks of international business that these companies are exposed to include the following:

      .   general economic, social and political conditions;

      . the difficulty of enforcing intellectual property rights, agreements and collecting receivables through certain foreign legal systems;

      . differing tax rates, tariffs, exchange controls or other similar restrictions;

      .   currency fluctuations;

      . changes in, and compliance with, domestic and foreign laws and regulations which impose a range of restrictions on operations, trade practices, foreign trade and international investment decisions; and

      . reduction in the number or capacity of personnel in international markets.

Amounts payable on the Notes may be limited by state law

      New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

      While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the Note holders, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Purchases and sales by us and our affiliates may affect your return

      We and our affiliates may from time to time buy or sell the Industrial 15 Stocks or futures or options contracts on the Industrial 15 Index or the Industrial 15 Stocks for our own accounts for business reasons and expect to enter into such transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of Industrial 15 Stocks and, in turn, the value of the Industrial 15 Index in a manner that would be adverse to your investment in the Notes. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the prices of the Industrial 15 Stocks. Temporary increases in the market prices of the Industrial 15 Stocks may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of the Industrial 15 Stocks may decline subsequent to the Pricing Date reducing the value of the Industrial 15 Index and therefore the market value of the Notes.

Potential conflicts

      Our subsidiary, MLPF&S, is our agent for the purposes of calculating the Ending Value, Redemption Amount and Exchange Amounts. Under certain circumstances, MLPF&S' role as our subsidiary and its responsibilities as calculation agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the value of the Industrial 15 Index can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance of the Industrial 15 Index. See the sections entitled "Description of the Notes--Adjustments to the Industrial 15 Index; Market Disruption Events" and "--Discontinuance of the Industrial 15 Index" in this prospectus supplement. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise. MLPF&S, the underwriter, will pay an additional amount on each anniversary of the Pricing Date in 2003 through 2006 to brokers whose client accounts purchased their Notes in the initial distribution and continue to hold the Notes. In addition, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased Notes in the secondary market and continue to hold the Notes. You should understand that as a result of this additional payment, your broker receives a financial benefit each year you retain your investment in the Notes. Please see the section entitled "Underwriting" in this prospectus supplement.

      We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligation to pay amounts due at maturity on the Notes. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

      ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the Industrial 15 Companies including extending loans to, or making equity investments in, the Industrial 15 Companies or providing advisory services to the Industrial 15 Companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to the Industrial 15 Companies and, in addition, one or more affiliates of ML&Co. may publish research reports about the Industrial 15 Companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the Industrial 15 Companies. Any prospective purchaser of the Notes should undertake an independent investigation of the Industrial 15 Companies as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes. The composition of the Industrial 15 Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

Uncertain tax consequences

      You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled "United States Federal Income Taxation" in this prospectus supplement.

                           DESCRIPTION OF THE NOTES

      ML&Co. will issue the Notes as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying prospectus. Unless exchanged by you, the Notes will mature on April , 2007.

      While at maturity or upon exchange a beneficial owner of a Note will receive an amount equal to the Redemption Amount or the Exchange Amount, as the case may be, there will be no other payment of interest, periodic or otherwise. See the section entitled "--Payment at maturity" and "--Exchange of the Notes prior to maturity" in this prospectus supplement.

      The Notes may be exchanged by you during an Exchange Notice Period, but are not subject to redemption by ML&Co. before maturity. If an Event of Default occurs with respect to the Notes, beneficial owners of the Notes may accelerate the maturity of the Notes, as described under "--Events of Default and Acceleration" in this prospectus supplement and "Description of Debt Securities--Events of Default" in the accompanying prospectus.

      ML&Co. will issue the Notes in denominations of whole Units each with an original public offering price of $10 per Unit.

      The Notes will not have the benefit of any sinking fund.

Payment at maturity

      For each Note that has not been exchanged prior to maturity, the holder will be entitled to receive the Redemption Amount, as provided below.

  Determination of the Redemption Amount

      The "Redemption Amount" per Unit will be determined by the calculation agent and will equal:

                                 (  Ending Value  )
                         $9.90 X ( -------------- )
                                 ( Starting Value )

      The "Starting Value" will equal the closing value of the Industrial 15 Index on the Pricing Date.

      For the purpose of determining the Redemption Amount, the "Ending Value" will be determined by the calculation agent and will equal the average, arithmetic mean, of the closing values of the Industrial 15 Index determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days during the Calculation Period, then the Ending Value will equal the average, arithmetic mean, of the closing values of the Industrial 15 Index on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value will equal the closing value of the Industrial 15 Index on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value will equal the closing value of the Industrial 15 Index determined on the last scheduled Index Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

      The "Calculation Period" means the period from and including the seventh scheduled Index Business Day prior to the maturity date to and including the second scheduled Index Business Day prior to the maturity date.

      A "Calculation Day" means any Index Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

      An "Index Business Day" means a day on which the New York Stock Exchange and the AMEX are open for trading and the Industrial 15 Index or any successor index is calculated and published.

      All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Exchange of the Notes prior to maturity

      You may elect to exchange all or a portion of the Notes you own during any Exchange Notice Period by giving notice as described below. An "Exchange Notice Period" means any Business Day from and including the first calendar day of the month of April to and including 12:00 noon in The City of New York on the fifteenth calendar day during the month of April in the years 2003, 2004, 2005 and 2006. If the fifteenth calendar day of the applicable month of April is not a Business Day, then the Exchange Notice Period will be extended to 12:00 noon in The City of New York on the next succeeding Business Day. The amount of the cash payment you receive upon exchange (the "Exchange Amount") will be equal to the Redemption Amount, calculated as if the Exchange Date were the stated maturity date, except that the Ending Value will be equal to the closing value of the Industrial 15 Index on the Exchange Date. An "Exchange Date" will be the second Index Business Day following the end of the applicable Exchange Notice Period. If a Market Disruption Event occurs on the second Index Business Day following an Exchange Notice Period, the Exchange Date for that year will be the next succeeding Index Business Day on which a Market Disruption Event does not occur. The Exchange Amount will be paid three Business Days after the Exchange Date.

      The Notes will be issued in registered global form and will remain on deposit with the depositary as described in this prospectus supplement. Therefore, you must exercise the option to exchange your Notes through the depositary. To make your exchange election effective, you must make certain that your notice is delivered to the depositary during the applicable Exchange Notice Period. To ensure that the depositary will receive timely notice of your election to exchange all or a portion of your Notes, you must instruct the direct or indirect participant through which you hold an interest in the Notes to notify the depositary of your election to exchange your Notes prior to 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period, in accordance with the then applicable operating procedures of the depositary. Different firms have different deadlines for accepting instructions from their customers. You should consult the direct or indirect participant through which you hold an interest in the Notes to ascertain the deadline for ensuring that timely notice will be delivered to the depositary.

      If at any time the global securities are exchanged for Notes in definitive form, from and after that time notice of your election to exchange must be delivered to JPMorgan Chase Bank, as trustee under the 1983 Indenture, through the procedures required by the trustee by 12:00 noon in The City of New York on the last day of the applicable Exchange Notice Period.

Hypothetical returns

      The following tables illustrate, for a hypothetical Starting Value and a range of hypothetical Ending Values of the Industrial 15 Index:

      . the total amount payable at maturity of the Notes, and the total amount payable on an investment in the Industrial 15 Stocks,

      . the total rate of return to beneficial owners of the Notes, and the total return on an investment in the Industrial 15 Stocks, and

      . the pretax annualized rate of return to beneficial owners of the Notes, and the pretax annualized rate of return on an investment in the Industrial 15 Stocks.

      The tables below assume an initial investment of $10 in the Notes and an initial investment of $10 in the Industrial 15 Stocks.

Hypothetical Returns Related to Strategic Return Notes         Hypothetical Returns Related to an Investment
           based on the Industrial 15 Index                             in the Industrial 15 Stocks
------------------------------------------------------    -------------------------------------------------------
                                                           Hypothetical                                Pretax
Hypothetical           Total                   Pretax         Ending                    Total        Annualized
   Ending              Amount      Total     Annualized    Value of an     Total       Rate of        Rate of
Value of the         Payable at   Rate of     Rate of     Investment in    Amount     Return on      Return on
 Industrial           Maturity   Return on   Return on    the Industrial Payable at the Industrial the Industrial
15 Index(1)           Per Note   the Notes  the Notes(2)   15 Stocks(3)   Maturity    15 Stocks     15 Stocks(2)
 ------------         ----------  ---------  ------------ -------------- ---------- -------------- --------------
   20.00               $ 1.77     -82.32%     -31.80%          21.56       $ 1.92      -80.75%        -30.37%
   40.00               $ 3.54     -64.64%     -19.74%          43.12       $ 3.85      -61.50%        -18.20%
   60.00               $ 5.30     -46.96%     -12.28%          64.68       $ 5.77      -42.25%        -10.68%
   80.00               $ 7.07     -29.29%      -6.81%          86.23       $ 7.70      -23.00%         -5.16%
  100.00               $ 8.84     -11.61%      -2.45%         107.79       $ 9.62       -3.76%         -0.76%
  112.00(4)            $ 9.90      -1.00%      -0.20%         120.73       $10.78        7.79%          1.51%
  120.00               $10.61       6.07%       1.18%         129.35       $11.55       15.49%          2.90%
  140.00               $12.38      23.75%       4.31%         150.91       $13.47       34.74%          6.05%
  160.00               $14.14      41.43%       7.05%         172.47       $15.40       53.99%          8.82%
  180.00               $15.91      59.11%       9.50%         194.03       $17.32       73.24%         11.29%
  200.00               $17.68      76.79%      11.72%         215.59       $19.25       92.49%         13.53%
  220.00               $19.45      94.46%      13.75%         237.14       $21.17      111.74%         15.57%
  240.00               $21.21     112.14%      15.61%         258.70       $23.10      130.99%         17.45%
  260.00               $22.98     129.82%      17.34%         280.26       $25.02      150.23%         19.20%
  280.00               $24.75     147.50%      18.96%         301.82       $26.95      169.48%         20.83%

--------
(1)The Industrial 15 Index reflects the total return of the top fifteen dividend yielding Qualifying Stocks in the S&P Industrial Index less an annual Index Adjustment Factor of 1.5%.
(2)The annualized rates of return are calculated on a semiannual bond equivalent basis and assume an investment term from April 1, 2002 to April 1, 2007.
(3)An investment in the Industrial 15 Stocks is assumed to be the equivalent to an investment in the Industrial 15 Index, including the method and timing of reinvesting dividends, except that the Industrial 15 Index is reduced daily by the pro rata portion of the annual Index Adjustment Factor of 1.5%. The hypothetical investment in the Industrial 15 Stocks presented in this column does not take into account transaction costs and taxes.
(4)This is the hypothetical Starting Value for the purposes of this table. The actual Starting Value will be the closing value of the Industrial 15 Index on the Pricing Date and will be disclosed to you in the final prospectus supplement delivered to you in connection with sales of the Notes.

      The above figures are for purposes of illustration only. The actual Redemption Amount received by investors in the Notes and the resulting total and pretax annualized rates of return will depend on the actual Starting Value, Ending Value and term of your investment.

Adjustments to the Industrial 15 Index; Market Disruption Events

      If at any time the AMEX changes its method of calculating the Industrial 15 Index, or the value of the Industrial 15 Index changes, in any material respect, or if the Industrial 15 Index is in any other way modified so that the Industrial 15 Index does not, in the opinion of the calculation agent, fairly represent the value of the Industrial 15 Index had those changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value of the Industrial 15 Index is to be calculated, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Industrial 15 Index as if those changes or modifications had not been made, and calculate the closing value with reference to the Industrial 15 Index, as so adjusted. Accordingly, if the method of calculating the Industrial 15 Index is modified so that the value of the Industrial 15 Index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the calculation agent shall adjust the Industrial 15 Index in order to arrive at a value of the Industrial 15 Index as if it had not been modified, e.g., as if a split had not occurred.

      "Market Disruption Event" means either of the following events as determined by the calculation agent:

      (A) the suspension or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, in one or more stocks which then comprise the Industrial 15 Index; or

      (B) the suspension or material limitation, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to the Industrial 15 Stocks, or the stocks included in any successor index, which are traded on any major U.S. exchange.

      For the purpose of the above definition:

      (1) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, and

      (2) for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

      As a result of the terrorist attacks in Manhattan and Washington, D.C., the financial markets were closed from September 11, 2001 through September 14, 2001 and values of the Industrial 15 Index are not available for such dates. Such market closures would have constituted Market Disruption Events.

Discontinuance of the Industrial 15 Index

      If the AMEX discontinues publication of the Industrial 15 Index and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Industrial 15 Index (a "successor index"), then, upon the calculation agent's notification of any determination to the trustee and ML&Co., the calculation agent will substitute the successor index as calculated by the AMEX or any other entity for the Industrial 15 Index and calculate the closing value as described above under "--Payment at maturity". Upon any selection by the calculation agent of a successor index, ML&Co. shall cause notice to be given to holders of the Notes.

      In the event that the AMEX discontinues publication of the Industrial 15 Index and:

      .   the calculation agent does not select a successor index, or

      .   the successor index is no longer published on any of the Calculation
          Days,

the calculation agent will compute a substitute value for the Industrial 15 Index in accordance with the procedures last used to calculate the Industrial 15 Index before any discontinuance. If a successor index is selected or the calculation agent calculates a value as a substitute for the Industrial 15 Index as described below, the successor index or value will be used as a substitute for the Industrial 15 Index for all purposes, including for purposes of determining whether a Market Disruption Event exists.

      If the AMEX discontinues publication of the Industrial 15 Index before the period during which the Redemption Amount is to be determined and the calculation agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

      .   the determination of the Ending Value, or

      . a determination by the calculation agent that a successor index is available,

the calculation agent will determine the value that would be used in computing the Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal (the "WSJ") or another newspaper of general circulation, and arrange for information with respect to these values to be made available by telephone.

      A "Business Day" is any day on which the NYSE and the AMEX are open for trading.

      Notwithstanding these alternative arrangements, discontinuance of the publication of the Industrial 15 Index may adversely affect trading in the Notes.

Events of Default and Acceleration

      In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a beneficial owner of a Note upon any acceleration permitted by the Notes, with respect to each Unit, will be equal to the Redemption Amount, if any, calculated as though the date of early repayment were the stated maturity date of the Notes. See the section entitled "--Payment at maturity" in this prospectus supplement. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Note may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the original public offering price of the Note plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding was the maturity date of the Notes.

      In case of default in payment of the Notes, whether at their stated maturity or upon exchange or acceleration, from and after the maturity date the Notes will bear interest, payable upon demand of their beneficial owners, at
the rate of     % per year to the extent that payment of any interest is
legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for.

Depositary

  Description of the Global Securities

      Upon issuance, all Notes will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co., DTC's partnership nominee. Unless and until it is exchanged in whole or in part for Notes in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

      So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the Notes represented by a global security will not be entitled to have the Notes represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of the Notes in definitive form and will not be considered the owners or holders of the Notes including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

  DTC Procedures

      The following is based on information furnished by DTC:

      DTC will act as securities depositary for the Notes. The Notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global securities will be issued for the Notes in the aggregate original public offering price of such issue, and will be deposited with DTC.

      DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      Purchases of Notes under DTC's system must be made by or through direct participants, which will receive a credit for the Notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the Notes are to be made by entries on the books of participants acting on behalf of beneficial owners.

      To facilitate subsequent transfers, all Notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Notes; DTC's records reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Neither DTC nor Cede & Co. will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the Notes are credited on the record date.

      Principal, premium, if any, and/or interest, if any, payments made in cash on the Notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of that participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of any payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

  Exchange for Certificated Securities

      If:

      . the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

      . ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

      . an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the Notes,

the global securities will be exchangeable for Notes in definitive form of like tenor in whole Units and multiples of Units. The definitive Notes will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

      DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to ML&Co. or the trustee. Under these circumstances, in the event that a successor securities depositary is not obtained, Notes are required to be printed and delivered.

      ML&Co. may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, Notes will be printed and delivered.

      The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

Same-Day Settlement and Payment

      Settlement for the Notes will be made by the underwriter in immediately available funds. ML&Co. will make all payments in immediately available funds so long as the Notes are maintained in book-entry form.

                            THE INDUSTRIAL 15 INDEX

Industrial 15 Index

      The value of the Industrial 15 Index is calculated and disseminated by the AMEX under the symbol "IXD". On any Business Day, the value of the Industrial 15 Index equals (i) the sum of the products of the current market price for each of the Industrial 15 Stocks and the applicable share multiplier (the sum equals the "Industrial 15 Portfolio Value"), plus (ii) an amount reflecting Current Quarter Dividends (as defined below), and less (iii) a pro rata portion of the annual Index Adjustment Factor. The Index Adjustment Factor is 1.5% per annum and reduces the value of the Industrial 15 Index each day by the pro rata amount. The AMEX generally calculates and disseminates the value of the Industrial 15 Index based on the most recently reported prices of the Industrial 15 Stocks (as reported by the exchange or trading system on which the Industrial 15 Stocks are listed or traded), at approximately 15-second intervals during the AMEX's business hours and at the end of each Index Business Day via the Consolidated Tape Association's Network B.

  Initial Determination of Industrial 15 Portfolio

      At any time the "Industrial 15 Portfolio" consists of the then current Industrial 15 Stocks. The stocks currently included in the Industrial 15 Portfolio and their respective Dividend Yields are shown below. The initial stocks included in the Industrial 15 Portfolio have been determined by the Index Calculation Agent to be the fifteen Qualifying Stocks in the S&P Industrial Index having the highest Dividend Yield on May 31, 2001 (the "Initial Stocks"). Due to certain corporate events described below in more detail, the Industrial 15 Index currently consists of two stocks in addition to the fifteen Initial Stocks, for a total of seventeen stocks. A "Qualifying Stock" is any stock from the S&P Industrial Index that is in the top 75% of the stocks, as measured by market capitalization after the elimination of (i) stocks included in the Dow Jones Industrial Average; and (ii) stocks that do not have an S&P Common Stock Ranking of A or A+. We have included a brief description of each of the Industrial 15 Companies and historical stock price information for the Industrial 15 Stocks in Annex A to this prospectus supplement. "Dividend Yield" for each common stock is determined by annualizing the last quarterly or semi-annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, and dividing the result by the last available sale price for each stock on its primary exchange on the date that Dividend Yield is to be determined.

                                                                 Dividend     Share
Company                                                          Yield(1) Multiplier(1)
-------                                                          -------- -------------
Albertson's, Inc................................................   2.29%     0.22963
ALLTEL Corporation..............................................   2.45%     0.11666
Avery Dennison Corporation......................................   2.16%     0.13224
Bristol-Myers Squibb Company....................................   2.77%     0.12748
The Clorox Company..............................................   1.93%     0.19474
ConAgra, Inc....................................................   3.88%     0.34468
Emerson Electric Co.............................................   2.70%     0.10791
The Gillette Company............................................   1.91%     0.23792
Hershey Foods Corporation.......................................   1.77%     0.11031
Imagistics International Inc....................................   0.00%     0.01329
Johnson Controls, Inc...........................................   1.49%     0.09417
The May Department Stores Company...............................   2.73%     0.20385
Newell Rubbermaid Inc...........................................   2.63%     0.27772
Pitney Bowes Inc................................................   2.76%     0.16614
Rohm and Haas Company...........................................   1.89%     0.21380
Textron Inc.....................................................   2.32%     0.12050
Zimmer Holdings, Inc............................................   0.00%     0.01275

--------
(1)As of March 28, 2002.

      The dividend yield on the Industrial 15 Index as of March 28, 2002, was 2.32%. Due to certain corporate events as described below under "Adjustments to the Share Multiplier and Industrial 15 Portfolio", the Industrial 15 Index currently consists of seventeen companies. This occurred as a result of Bristol-Myers Squibb Company and Pitney Bowes Inc. issuing to their shareholders equity securities of Zimmer Holdings, Inc. and Imagistics International Inc., respectively. It is expected the Industrial 15 Index will contain these two additional companies until the Industrial 15 Index is reconstituted on the Anniversary Date.

      The initial Share Multipliers were calculated by the AMEX on June 26, 2001, the date the Index was originally calculated and disseminated. Each initial Share Multiplier equaled the number of shares of that Initial Stock, or portion thereof, based upon the closing market price of that Initial Stock on June 26, 2001, so that each Initial Stock represented approximately an equal percentage of the Industrial 15 Index as of June 26, 2001. Each Share Multiplier remains constant until adjusted for certain corporate events, quarterly dividend adjustments and annual reconstitutions as described below. The last adjustment to the Share Multipliers took place on March 28, 2002.

  Annual Industrial 15 Portfolio Reconstitution

      As of the close of business on each Anniversary Date through the Anniversary Date in 2006, the Industrial 15 Portfolio shall be reconstituted to include the fifteen Qualifying Stocks in the S&P Industrial Index having the highest Dividend Yield (the "New Stocks") on the second scheduled Index Business Day prior to the applicable Anniversary Date (the "Annual Determination Date"). "Anniversary Date" shall mean June 26th of each year, which is the anniversary of the date the Industrial 15 Index was originally calculated and disseminated; provided, however, that if the date is not an Index Business Day or a Market Disruption Event occurs on that date, then the Anniversary Date for that year shall mean the immediately succeeding Index Business Day on which a Market Disruption Event does not occur. The AMEX will only add a stock having characteristics as of the applicable Annual Determination Date that will permit the Industrial 15 Index to remain within the criteria specified in the rules of the AMEX and within the applicable rules of the Securities and Exchange Commission. The criteria and rules will apply only on an Annual Determination Date to exclude a proposed New Stock. If a proposed New Stock does not meet these criteria or rules, the AMEX will replace it with the Qualifying Stock with the next highest Dividend Yield which meets the rules and criteria. These criteria currently provide, among other things,
(1) that each component stock must have a minimum market value of at least $75 million, except that up to 10% of the component securities in the Industrial 15 Index may have a market value of $50 million; (2) that each component stock must have an average monthly trading volume in the preceding six months of not less than 1,000,000 shares, except that up to 10% of the component stocks in the Industrial 15 Index may have an average monthly trading volume of 500,000 shares or more in the last six months; (3) 90% of the Industrial 15 Index's numerical index value and at least 80% of the total number of component stocks will meet the then current criteria for standardized option trading set forth in the rules of the AMEX and (4) all component stocks will either be listed on the AMEX, the NYSE, or traded through the facilities of the National Association of Securities Dealers Automated Quotation System and reported as National Market System Securities.

      The "Share Multiplier" for each New Stock will be determined by the AMEX and will equal the number of shares of each New Stock, based upon the closing market price of that New Stock on the Anniversary Date, so that each New Stock represents approximately an equal percentage of a value equal to the Industrial 15 Index in effect at the close of business on the applicable Anniversary Date. As an example, if the Industrial 15 Index in effect at the close of business on an Anniversary Date equaled 150, then each of the fifteen New Stocks would be allocated a portion of the value of the Industrial 15 Index equal to 10 and if, the closing market price of a New Stock on the Anniversary Date was 20, the applicable Share Multiplier would be 0.5. If the Industrial 15 Index equaled 60, then each of the fifteen New Stocks would be allocated a portion of the value of the Industrial 15 Index equal to 4 and if the closing market price of a New Stock on the Anniversary Date was 20, the applicable Share Multiplier would be 0.2.

  S&P Industrial Index

      The S&P Industrial Index is a subset of the S&P 500 Index made up of the companies in the S&P 500 Index that are considered industrial companies. The S&P 500 Index is published by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. and is intended to provide an indication of the pattern of common stock price movement. The value of the S&P 500 Index is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Companies included in the S&P 500 Index are classified as one of four different types of companies: utility, transportation, financial or industrial.

Dividends

  Current Quarter Dividend

      As described above, the value of the Industrial 15 Index will include an amount reflecting Current Quarter Dividends. "Current Quarter Dividends" for any day will be determined by the Index Calculation Agent and will equal the sum of the products for each Industrial 15 Stock of the cash dividend paid by an issuer on one share of stock during the Current Quarter multiplied by the Share Multiplier applicable to such stock on the ex-dividend date. "Current Quarter" shall mean the calendar quarter containing the day for which the applicable Current Quarter Dividends are being determined.

  Quarterly Stock Dividend

      As of the first day of the start of each calendar quarter, the AMEX will allocate the Current Quarter Dividends as of the end of the immediately preceding calendar quarter to each then outstanding Industrial 15 Stock. The amount of the Current Quarter Dividends allocated to each Industrial 15 Stock will equal the percentage of the value of each Industrial 15 Stock contained in the Industrial 15 Portfolio relative to the value of the entire Industrial 15 Portfolio based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter. The Share Multiplier of each such outstanding Industrial 15 Stock will be increased to reflect the number of shares, or portion of a share, that the amount of the Current Quarter Dividend allocated to such Industrial 15 Stock can purchase of each such Industrial 15 Stock based on the closing market price on the last Index Business Day in the immediately preceding calendar quarter.

Adjustments to the Share Multiplier and Industrial 15 Portfolio

      The Share Multiplier for any Industrial 15 Stock and the Industrial 15 Portfolio will be adjusted as follows:

      1. If an Industrial 15 Stock is subject to a stock split or reverse stock split, then once the split has become effective, the Share Multiplier for that Industrial 15 Stock will be adjusted to equal the product of the number of shares issued with respect to one such share of that Industrial 15 Stock and the prior multiplier.

      2. If an Industrial 15 Stock is subject to a stock dividend, issuance of additional shares of the Industrial 15 Stock, that is given equally to all holders of shares of the issuer of that Industrial 15 Stock, then once the dividend has become effective and that Industrial 15 Stock is trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the former Share Multiplier plus the product of the number of shares of that Industrial 15 Stock issued with respect to one such share of that Industrial 15 Stock and the prior multiplier.

      3. If an Industrial 15 Company is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, that Industrial 15 Stock will continue to be included in the Industrial

15 Portfolio so long as a market price for that Industrial 15 Stock is available. If a market price is no longer available for an Industrial 15 Stock for whatever reason, including the liquidation of the issuer of the Industrial 15 Stock or the subjection of the issuer of the Industrial 15 Stock to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Industrial 15 Stock will equal zero in connection with calculating the Industrial 15 Portfolio Value for so long as no market price is available, and no attempt will be made to immediately find a replacement stock or increase the value of the Industrial 15 Portfolio to compensate for the deletion of such Industrial 15 Stock. If a market price is no longer available for a Industrial 15 Stock as described above, the Industrial 15 Portfolio Value will be computed based on the remaining Industrial 15 Stocks for which market prices are available and no new stock will be added to the Industrial 15 Portfolio until the annual reconstitution of the Industrial 15 Portfolio. As a result, there may be periods during which the Industrial 15 Portfolio contains fewer than fifteen Industrial 15 Stocks.

      4. If an Industrial 15 Company has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Industrial 15 Stock will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for that Industrial 15 Stock and that value will be constant until the Industrial 15 Portfolio is reconstituted. At that time, no adjustment will be made to the Share Multiplier of the relevant Industrial 15 Stock.

      5. If an Industrial 15 Company issues to all of its shareholders equity securities that are publicly traded of an issuer other than the Industrial 15 Company, or a tracking stock is issued by an Industrial 15 Company to all of its shareholders, then the new equity securities will be added to the Industrial 15 Portfolio as a new Industrial 15 Stock. The Share Multiplier for the new Industrial 15 Stock will equal the product of the original Share Multiplier with respect to the Industrial 15 Stock for which the new Industrial 15 Stock is being issued (the "Original Industrial 15 Stock") and the number of shares of the new Industrial 15 Stock issued with respect to one share of the Original Industrial 15 Stock.

      No adjustments of any Share Multiplier of an Industrial 15 Stock will be required unless the adjustment would require a change of at least 1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified above will be rounded to the nearest ten-thousandth with five hundred-thousandths being rounded upward.

      The AMEX expects that no adjustments to the Share Multiplier of any Industrial 15 Stock or to the Industrial 15 Portfolio will be made other than those specified above, however, the AMEX may at its discretion make adjustments to maintain the value of the Industrial 15 Index if certain events would otherwise alter the value of the Industrial 15 Index despite no change in the market prices of the Industrial 15 Stocks.

Historical Data on the Industrial 15 Index

  Actual Historical Data

      The Industrial 15 Index was originally calculated and disseminated beginning June 26, 2001 with an initial value of 100. The following chart sets forth the actual month-end closing levels of the Industrial 15 Index from June 2001 through March 2002. Any historical upward or downward trend in the level of the Industrial 15 Index during this period is not any indication that the Industrial 15 Index is more or less likely to increase or decrease at any time during the term of the Notes. All historical data presented in the following chart were calculated by the AMEX.

                  2001                          Closing Price
                  ----                          -------------
                  June.........................    100.67
                  July.........................    102.48
                  August.......................    104.12
                  September....................     96.35
                  October......................     98.19
                  November.....................    105.85
                  December.....................    106.46

                  2002                          Closing Price
                  ----                          -------------
                  January......................    111.40
                  February.....................    107.83
                  March........................    112.00

      The closing value of the Industrial 15 Index on March 28, 2002 was 112.00.

  Hypothetical Historical Data

      The following table sets forth the hypothetical level of the Industrial 15 Index at the end of each month (the "Hypothetical Historical Month-End Closing Level"), in the period from May 1996 through May 2001 calculated as if the Industrial 15 Index had existed during that period. All hypothetical historical data presented in the following table were calculated by the AMEX. The closing levels have been calculated hypothetically on the same basis that the Industrial 15 Index is currently calculated. The Hypothetical Historical Month-End Closing Level was set to 100 on May 31, 1996 to provide an illustration of past movements of the Hypothetical Historical Month-End Closing Level only. We have provided this historical information to help you evaluate the behavior of the Industrial 15 Index in various economic environments; however, these hypothetical historical data on the Industrial 15 Index are not necessarily indicative of the future performance of the Industrial 15 Index or what the value of the Notes may be. Any historical upward or downward trend in the level of the Industrial 15 Index during any period set forth below is not any indication that the Industrial 15 Index is more or less likely to increase or decrease at any time during the term of the Notes.

               Hypothetical Historical Month-End Closing Levels

                                              1996   1997   1998   1999   2000   2001
                                             ------ ------ ------ ------ ------ ------
January.....................................        116.66 156.88 180.23 148.16 156.96
February....................................        121.94 163.76 177.61 134.75 157.47
March.......................................        116.35 166.13 173.50 144.08 151.86
April.......................................        122.42 160.81 179.67 147.40 157.06
May......................................... 100.00 129.24 160.45 180.42 153.39 158.44
June........................................ 102.43 133.98 166.00 182.75 146.02
July........................................ 100.27 138.89 158.69 174.86 139.99
August...................................... 100.53 132.00 147.36 165.36 136.43
September................................... 106.19 139.56 157.49 152.86 138.76
October..................................... 108.67 137.94 169.59 159.93 147.94
November.................................... 115.62 146.17 174.35 158.64 150.78
December.................................... 111.65 153.56 179.81 155.87 155.93

      The following graph sets forth the hypothetical historical performance of the Industrial 15 Index presented in the table above. Past movements of the Industrial 15 Index are not necessarily indicative of the future Industrial 15 Index values.

[THE GRAPH APPEARING HERE SETS FORTH HYPOTHETICAL HISTORICAL MONTH END PERFORMANCE OF THE INDUSTRIAL 15 INDEX FROM MAY 1996 THROUGH MAY 2001, AS SET FORTH IN THE TABLE ON THE PREVIOUS PAGE. THE VERTICAL AXIS HAS A RANGE OF NUMBERS FROM 80 TO 200 IN INCREMENTS OF 20. THE HORIZONTAL AXIS HAS A RANGE OF DATES FROM MAY 1996 THROUGH MAY 2001 IN INCREMENTS OF ONE MONTH.]

                     UNITED STATES FEDERAL INCOME TAXATION

      The following discussion is based upon the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. ("Tax Counsel"). As the law applicable to the U.S. federal income taxation of instruments such as the Notes is technical and complex, the discussion below necessarily represents only a general summary. The following summary is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

General

      There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. Accordingly, the proper U.S. federal income tax characterization and treatment of the Notes is uncertain. Pursuant to the terms of the Notes, ML&Co. and every holder of a Note agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize the Notes for all tax purposes as a pre-paid cash-settled forward contract linked to the value of the Industrial 15 Index. In the opinion of Tax Counsel, such characterization and tax treatment of the Notes, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the "IRS"), will not result in the imposition of penalties. The treatment of the Notes described above is not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Notes.

      Due to the absence of authorities that directly address instruments that are similar to the Notes, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative characterizations of the Notes) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment described above is accepted for U.S. federal income tax purposes.

Tax Treatment of the Notes

      Assuming the characterization of the Notes as set forth above, Tax Counsel believes that the following U.S. federal income tax consequences should result.

      Tax Basis. A U.S. Holder's tax basis in a Note will equal the amount paid by the U.S. Holder to acquire the Note.

      Payment on the Maturity Date. Upon the receipt of cash at maturity of the Notes, a U.S. Holder will recognize gain or loss. The amount of such gain or loss will be the extent to which the amount of the cash received differs from the U.S. Holder's tax basis in the Note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination or judicial ruling), where required, ML&Co. intends to report any such gain or loss to the IRS in a manner consistent with the treatment of such gain or loss as capital gain or loss. If such gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss, as the case may be, if the U.S. Holder held the Note for more than one year at maturity.

      Sale or Exchange of the Notes. Upon a sale or exchange of a Note prior to the maturity of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and such U.S. Holder's tax basis in the Note so sold or exchanged. Capital gain or loss will generally be long-term capital gain or loss if the U.S. Holder held the Note for more than one year at the time of disposition.

  Possible Alternative Tax Treatments of an Investment in the Notes

      Due to the absence of authorities that directly address the proper characterization of the Notes, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations").

      If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Notes, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue original issue discount on the Notes every year at a "comparable yield" for us, determined at the time of issuance of the Notes. Furthermore, any gain realized at maturity or upon a sale or other disposition of the Notes would generally be treated as ordinary income, and any loss realized at maturity would be treated as ordinary loss to the extent of the U.S. Holder's prior accruals of original issue discount and capital loss thereafter.

      Even if the Contingent Payment Regulations do not apply to the Notes, other alternative U.S. federal income tax characterizations or treatments of the Notes may also be possible, and if applied could also affect the timing and the character of the income or loss with respect to the Notes. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes.

Non-U.S. Holders

      Based on the treatment of each Note as a pre-paid cash-settled forward contract linked to the value of the Industrial 15 Index, in the case of a non-U.S. Holder, a payment made with respect to a Note on the maturity date or upon exchange will not be subject to United States withholding tax, provided that such non-U.S. Holder complies with applicable certification requirements and that such payments are not effectively connected with a United States trade or business of such non-U.S. Holder. Any capital gain realized upon the sale, exchange or other disposition of a Note by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition, or the gain is not attributable to a fixed place of business maintained by such individual in the United States and such individual does not have a "tax home" (as defined for U.S. federal income tax purposes) in the United States.

      As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the Notes to become subject to withholding tax, ML&Co. will withhold tax at the statutory rate. Prospective non-U.S. Holders of the Notes should consult their own tax advisors in this regard.

Backup Withholding and Information Reporting

      A beneficial owner of a Note may be subject to information reporting and to backup withholding at the applicable statutory rate of certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer indentification number, and otherwise complies with applicable requirements of the backup withholding rules.

      Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's U.S. federal income tax provided the required information is furnished to the IRS.

                             ERISA CONSIDERATIONS

      The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code (the "Code") prohibit various transactions between certain parties and the assets of employee benefit plans, unless an exemption is available; governmental plans may be subject to similar prohibitions. Because transactions between a plan and ML&Co. may be prohibited absent an exemption, each fiduciary, by its purchase of any Notes on behalf of any plan, represents on behalf of itself and the plan, that the acquisition, holding and any subsequent disposition of the Notes will not result in a violation of ERISA, the Code or any other applicable law or regulation.

                          USE OF PROCEEDS AND HEDGING

      The net proceeds from the sale of the Notes will be used as described under "Use of Proceeds" in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

                      WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

      We have filed a registration statement on Form S-3 with the SEC covering the Notes and other securities. For further information on ML&Co. and the Notes, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

                                 UNDERWRITING

      MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $ aggregate original public offering price of Notes. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Notes if any are purchased. ML&Co. has entered into an arrangement with one of its subsidiaries to hedge the market risks associated with ML&Co.'s obligation to pay amounts due at maturity on the Notes. In connection with the arrangement, this subsidiary will pay MLPF&S, the underwriter, $.10 per Unit as part of the underwriting fee.

      The Notes are ineligible assets in MLPF&S' asset-based brokerage service Unlimited Advantage, which means that purchasers will not pay Unlimited Advantage annual asset-based fees on the Notes but will pay commissions on any secondary market purchases and sales of the Notes.

      The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Notes directly to the public at the offering prices set forth on the cover page of this prospectus supplement and to certain dealers at
that price less a concession not in excess of   % of the public offering price
of the Notes. The underwriter may allow, and the dealers may reallow, a
discount not in excess of   % of the original public offering price of the
Notes. After the initial public offering, the public offering prices, concession and discount may be changed. The underwriter is offering the Notes subject to receipt and acceptance and subject to the underwriter's right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting fee and expenses payable by ML&Co.

      In addition to the compensation paid at the time of the original sale of the Notes, the underwriter will pay an additional amount on each anniversary of the Pricing Date in 2003 through 2006 to brokers whose client accounts purchased their Notes in the initial distribution and continue to hold their Notes. This additional amount will equal 1% per Unit based on the Redemption Amount of the Notes calculated as if the applicable anniversary of the Pricing Date is the maturity date and the Ending Value is equal to the closing value of the Industrial 15 Index on that date. In addition, MLPF&S may from time to time pay additional amounts to brokers whose client accounts purchased Notes in the secondary market and continue to hold their Notes.

      MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Notes. Accordingly, offerings of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

      The underwriter is permitted to engage in certain transactions that stabilize the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes.

      If the underwriter creates a short position in the Notes in connection with the offering, i.e., if it sells more Notes than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. "Naked" short sales are sales in excess of the underwriter's overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Notes, has no overallotment option, it would be required to close out a short position in the Notes by purchasing Notes in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

      MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Notes. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

                             VALIDITY OF THE NOTES

      The validity of the Notes will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

                            INDEX OF DEFINED TERMS

                                                                           Page
                                                                           ----
Anniversary Date.......................................................... S-20
Annual Determination Date................................................. S-20
Business Day.............................................................. S-16
Calculation Day........................................................... S-12
Calculation Period........................................................ S-12
Code...................................................................... S-27
Contingent Payment Regulations............................................ S-26
Current Quarter........................................................... S-21
Current Quarter Dividends................................................. S-21
depositary................................................................ S-16
Dividend Yield............................................................ S-19
DTC.......................................................................  S-4
Ending Value..............................................................  S-4
ERISA..................................................................... S-27
Exchange Amount...........................................................  S-5
Exchange Date............................................................. S-13
Exchange Notice Period.................................................... S-13
Hypothetical Historical Month-End Closing Level........................... S-23
Index Adjustment Factor...................................................  S-5
Index Business Day........................................................ S-13
Industrial 15 Companies...................................................  S-9
Industrial 15 Portfolio Value............................................. S-19
Industrial 15 Stocks......................................................  S-5
Initial Stocks............................................................ S-19
IRS....................................................................... S-25
Market Disruption Event................................................... S-15
ML&Co.....................................................................  S-4
MLPF&S....................................................................  S-4
New Stocks................................................................ S-20
Non-U.S. Holder........................................................... S-25
Notes.....................................................................  S-1
Original Industrial 15 Stock.............................................. S-22
Pricing Date..............................................................  S-4
Qualifying Stock.......................................................... S-19
Redemption Amount.........................................................  S-4
Share Multiplier.......................................................... S-20
S&P Industrial Index......................................................  S-5
Starting Value............................................................  S-4
successor index........................................................... S-15
Tax Counsel............................................................... S-25
U.S. Holder............................................................... S-25
Unit......................................................................  S-4
WSJ....................................................................... S-16

                                    ANNEX A

      This annex contains tables which provide a brief synopsis of the business of each of the Industrial 15 Companies as well as the split-adjusted closing market prices for each Industrial 15 Stock on its primary exchange in each month from January 1997 through March 2002, if available. Please note that the historical prices of the Industrial 15 Stocks are not indicative of the future performance of the Industrial 15 Stocks or the Industrial 15 Index. The following information has been derived from publicly available documents published by the Industrial 15 Companies. Because the common stock of the Industrial 15 Companies is registered under the Exchange Act, the Industrial 15 Companies are required to file periodically financial and other information specified by the SEC. For more information about the Industrial 15 Companies, information provided to or filed with the SEC by the Industrial 15 Companies can be inspected at the SEC's public reference facilities or accessed through the SEC's web site referenced in this prospectus supplement under the section entitled "Where You Can Find More Information".

                               ALBERTSON'S, INC.

      Albertson's, Inc., is a retail food and drug chain. Albertson's operates under the names of Albertson's Acme Markets, Jewel Food Stores, Seessel's, Super Saver, Max Foods, Osco Drug and Sav-on Drugs. Their stores consist of combination food-drug stores, stand-alone drug stores, conventional supermarkets, warehouse stores and an electronic-commerce retail site. Albertson's distribution centers provide product exclusively to its retail stores.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    35.00  January    47.75  January    61.00  January    30.50  January    28.35  January   28.75
February   35.25  February   46.81  February   57.00  February   24.50  February   29.05  February  30.26
March      34.00  March      52.75  March      54.44  March      30.88  March      31.82  March     33.14
April      33.00  April      50.06  April      51.50  April      32.63  April      33.40
May        33.50  May        46.31  May        53.50  May        36.63  May        28.70
June       36.50  June       51.81  June       51.56  June       33.25  June       29.99
July       37.06  July       48.00  July       49.75  July       30.19  July       32.73
August     34.25  August     50.56  August     47.94  August     21.50  August     34.99
September  34.88  September  54.13  September  39.56  September  21.00  September  31.88
October    36.88  October    55.75  October    36.00  October    23.69  October    31.91
November   44.38  November   57.06  November   32.00  November   25.56  November   33.56
December   47.25  December   63.69  December   32.25  December   26.50  December   31.49

      The closing price on March 28, 2002 was 33.14.

                              ALLTEL CORPORATION

      ALLTEL Corporation is an information technology company that provides wireline and wireless communications and information services. ALLTEL owns subsidiaries that provide wireless and wireline local, long-distance, network access and Internet services, wide-area paging service and information processing management services and advanced application software. A subsidiary of ALLTEL also publishes telephone directories for affiliates and other independent telephone companies.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    32.13  January    42.75  January    64.56  January    66.75  January    59.18  January   55.48
February   35.38  February   45.69  February   59.88  February   58.00  February   53.70  February  55.65
March      32.50  March      43.69  March      62.38  March      63.25  March      52.46  March     55.55
April      31.50  April      42.75  April      67.44  April      66.63  April      54.61
May        32.88  May        39.44  May        71.69  May        65.63  May        57.99
June       33.44  June       46.50  June       71.50  June       61.94  June       61.26
July       32.88  July       41.94  July       71.81  July       61.63  July       61.65
August     31.63  August     44.88  August     67.63  August     50.56  August     58.00
September  34.50  September  47.13  September  70.38  September  52.19  September  57.95
October    35.38  October    46.81  October    83.25  October    64.44  October    57.14
November   39.75  November   53.00  November   86.50  November   61.25  November   65.08
December   41.06  December   59.81  December   82.69  December   62.44  December   61.73

      The closing price on March 28, 2002 was 55.55.

                          AVERY DENNISON CORPORATION

      Avery Dennison Corporation is engaged in the production of pressure-sensitive adhesives and related products such as labels, tapes and reflective sheeting. Avery Dennison also manufactures and sells a variety of consumer products not involving pressure-sensitive components, such as notebooks, three-ring binders, organizing systems, markers, fasteners, business forms, tickets, tags and imprinting equipment. Avery Dennison manufactures and markets its products in several countries worldwide.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    36.63  January    44.88  January    49.44  January    67.75  January    54.22  January   59.50
February   40.38  February   50.50  February   53.69  February   60.69  February   53.00  February  64.00
March      38.50  March      53.38  March      57.50  March      61.06  March      52.02  March     61.03
April      36.75  April      52.38  April      68.25  April      65.63  April      56.07
May        37.63  May        51.81  May        59.88  May        61.25  May        58.48
June       40.13  June       53.75  June       60.38  June       67.13  June       51.05
July       44.13  July       57.44  July       61.38  July       54.25  July       51.26
August     41.06  August     53.69  August     54.88  August     54.06  August     51.41
September  40.00  September  43.69  September  52.75  September  46.38  September  47.31
October    39.81  October    41.44  October    62.50  October    50.50  October    46.30
November   41.88  November   47.94  November   59.38  November   55.00  November   53.98
December   44.75  December   45.06  December   72.88  December   54.88  December   56.53

      The closing price on March 28, 2002 was 61.03.

                         BRISTOL-MYERS SQUIBB COMPANY

      Bristol-Myers Squibb Company is a diversified health and personal care company that focuses on the manufacture and sales of a broad range of pharmaceutical and related products. These products include: cardiovascular, anti-cancer, anti-infective and central nervous system prescription pharmaceuticals; consumer medicines, such as analgesics; personal care, such as skin and hair care products, cold remedies and deodorants; nutritional products; medical devices; and beauty care products. Bristol-Myers Squibb markets its products internationally to the retail and wholesale markets and some of its products are sold directly to other pharmaceutical companies, hospitals and healthcare professionals.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    31.69  January    49.84  January    64.13  January    66.25  January    61.89  January   45.37
February   32.63  February   50.09  February   62.97  February   57.25  February   63.41  February  47.00
March      29.50  March      52.16  March      64.13  March      58.00  March      59.40  March     40.49
April      32.75  April      52.94  April      63.56  April      52.44  April      56.00
May        36.69  May        53.75  May        68.75  May        55.06  May        54.24
June       40.50  June       57.47  June       70.44  June       58.25  June       49.78
July       39.16  July       56.97  July       66.50  July       49.63  July       56.29
August     38.00  August     48.94  August     70.38  August     53.00  August     56.14
September  41.38  September  51.94  September  67.50  September  57.13  September  55.56
October    43.94  October    55.34  October    76.81  October    60.94  October    53.45
November   46.81  November   61.00  November   73.00  November   69.31  November   53.76
December   47.31  December   66.91  December   64.19  December   73.94  December   51.00

      The closing price on March 28, 2002 was 40.49.

                              THE CLOROX COMPANY

      The Clorox Company is engaged primarily in the production and marketing of non-durable consumer products sold primarily through grocery and other retail stores. Clorox's extensive product line includes household cleaning products, home care products, water filtration products, charcoal, automotive care products, pet supplies, insecticides, dressings, sauces, professional products, food storage products and various other consumer products. Clorox manufactures and markets its products in several continents worldwide.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    29.66  January    38.31  January    62.56  January    47.75  January    33.75  January   40.78
February   29.88  February   43.88  February   59.16  February   40.44  February   35.96  February  43.79
March      28.09  March      42.97  March      58.59  March      33.00  March      31.45  March     43.63
April      31.84  April      41.97  April      57.69  April      36.75  April      31.83
May        31.56  May        41.81  May        50.47  May        39.63  May        34.64
June       33.05  June       47.81  June       53.41  June       44.81  June       33.85
July       34.95  July       51.38  July       56.00  July       41.31  July       37.38
August     32.84  August     48.22  August     45.25  August     36.19  August     37.25
September  37.13  September  41.25  September  38.25  September  39.56  September  37.00
October    35.06  October    54.63  October    40.94  October    44.63  October    35.70
November   38.97  November   55.53  November   44.56  November   44.69  November   39.52
December   39.69  December   58.41  December   50.38  December   35.50  December   39.55

      The closing price on March 28, 2002 was 43.63.

                                 CONAGRA, INC.

      ConAgra, Inc. operates in several different areas of the food business, from basic agricultural inputs to production and sale of branded consumer products. ConAgra produces a wide variety of packaged foods, refrigerated foods and agricultural products in addition to marketing bulk agricultural commodities throughout the world through its grain procurement and merchandising, food-related commodity trading and commodity services.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    25.25  January    31.75  January    32.50  January    21.44  January    23.40  January   24.80
February   26.50  February   30.00  February   30.06  February   16.38  February   19.68  February  23.41
March      27.13  March      32.13  March      25.63  March      18.13  March      18.24  March     24.25
April      28.81  April      29.19  April      24.88  April      18.88  April      20.81
May        30.19  May        29.25  May        26.06  May        23.06  May        20.85
June       32.09  June       31.69  June       26.63  June       19.06  June       19.81
July       35.19  July       25.88  July       25.56  July       20.44  July       21.49
August     32.22  August     24.75  August     24.50  August     18.31  August     22.95
September  33.09  September  26.94  September  22.56  September  20.06  September  22.45
October    30.88  October    30.63  October    26.06  October    21.38  October    22.90
November   36.00  November   31.44  November   24.13  November   25.44  November   22.97
December   33.13  December   31.50  December   22.69  December   26.00  December   23.77

      The closing price on March 28, 2002 was 24.25.

                             EMERSON ELECTRIC CO.

      Emerson Electric Co. is principally engaged in the design, manufacture and sale of a broad range of electrical, electromechanical and electronic products and systems. Emerson offers an extensive product line which includes various products and systems involving industrial automation, electronics and telecommunications, heating, ventilating and air conditioning systems, appliances and tools. Emerson manufactures and markets its products in several countries worldwide.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    49.25  January    60.50  January    58.19  January    55.06  January    76.00  January   57.94
February   49.50  February   63.81  February   57.44  February   45.56  February   66.90  February  57.59
March      45.00  March      65.19  March      52.94  March      53.13  March      62.00  March     57.39
April      50.75  April      63.69  April      64.50  April      54.88  April      66.65
May        54.00  May        60.75  May        63.88  May        59.00  May        67.71
June       55.06  June       60.38  June       62.94  June       60.38  June       60.50
July       59.00  July       59.44  July       59.69  July       61.06  July       57.36
August     54.69  August     57.00  August     61.94  August     66.19  August     53.60
September  57.63  September  62.25  September  63.19  September  67.00  September  47.06
October    52.44  October    66.00  October    60.06  October    73.44  October    49.02
November   55.00  November   65.00  November   57.00  November   72.88  November   54.06
December   56.44  December   60.50  December   57.38  December   78.81  December   57.10

      The closing price on March 28, 2002 was 57.39.

                             THE GILLETTE COMPANY

      The Gillette Company manufactures and sells a wide variety of consumer products throughout the world. Gillette's wide-ranging product line includes shaving products, toothbrushes, power plaque removers, various toiletries and specialty batteries and cells. Gillette also produces small household, hair care and personal diagnostic appliances.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
  ----    ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    41.25  January    49.25  January    58.50  January    37.63  January    31.62  January   33.30
February   39.56  February   54.00  February   53.94  February   35.25  February   32.51  February  34.19
March      36.31  March      59.34  March      59.44  March      37.69  March      31.17  March     34.01
April      42.50  April      57.72  April      52.19  April      37.00  April      28.36
June       47.38  June       56.88  June       41.00  June       34.94  June       28.99
July       49.50  July       52.25  July       43.63  July       29.19  July       27.87
August     41.44  August     41.13  August     46.63  August     30.00  August     30.65
September  43.16  September  38.25  September  33.94  September  30.88  September  29.80
October    44.53  October    45.06  October    36.25  October    34.88  October    31.09
November   46.16  November   45.94  November   40.13  November   33.88  November   32.70
December   50.22  December   47.81  December   41.19  December   36.13  December   33.40

      The closing price on March 28, 2002 was 34.01.

                           HERSHEY FOODS CORPORATION

      Hershey Foods Corporation and its subsidiaries are engaged in the manufacture, distribution and sale of consumer food products. Hershey's product line includes chocolate and non-chocolate confectionery products sold in the form of bar goods, bagged and boxed items, grocery products such as baking ingredients, chocolate drink mixes, peanut butter, dessert toppings and beverages.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    42.38  January    63.69  January    56.25  January    42.50  January    59.50  January   70.37
February   45.63  February   66.69  February   62.25  February   43.94  February   64.09  February  70.65
March      50.00  March      71.63  March      56.06  March      48.75  March      69.32  March     68.54
April      54.25  April      73.25  April      52.63  April      45.50  April      60.41
May        56.13  May        69.13  May        54.25  May        51.88  May        60.64
June       55.31  June       69.00  June       59.38  June       48.50  June       61.71
July       55.25  July       63.13  July       58.00  July       46.25  July       60.36
August     53.38  August     70.00  August     53.56  August     42.69  August     64.48
September  56.50  September  68.44  September  48.69  September  54.13  September  65.37
October    55.25  October    67.81  October    50.50  October    54.31  October    63.73
November   61.38  November   67.25  November   49.13  November   63.25  November   65.46
December   61.94  December   62.19  December   47.44  December   64.38  December   67.70

      The closing price on March 28, 2002 was 68.54.

                         IMAGISTICS INTERNATIONAL INC.

      Imagistics is a direct sales, service and marketing organization offering document imaging solutions, including copiers, facsimile machines and multifunctional products, in the United States and the United Kingdom. Imagistics markets their products to large corporate and government customers as well as small to mid-size businesses. On November 19, 2001 Pitney Bowes Inc. distributed all the shares of Imagistics common stock to Pitney Bowes shareholders in the form of a dividend of one share of Imagistics common stock for every 12.5 shares of Pitney Bowes common stock.

                                                                                  Closing          Closing
                                                                          2001     Price    2002    Price
                                                                        --------- ------- -------- -------
                                                                        January           January   16.48
                                                                        February          February  15.70
                                                                        March             March     15.90
                                                                        April
                                                                        May
                                                                        June
                                                                        July
                                                                        August
                                                                        September
                                                                        October
                                                                        November   12.50
                                                                        December   12.35

      The closing price on March 28, 2002 was 15.90.

                            JOHNSON CONTROLS, INC.

      Johnson Controls, Inc. installs and services facility control systems and provides broad-based management services for the non-residential buildings market. Johnson also manufactures various automotive interior products, including seating systems, instrument panels, overhead components and systems, floor consoles and storage systems, door systems, electronics, cargo management, and battery and power management.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    43.00  January    50.69  January    64.44  January    55.25  January    64.98  January   84.06
February   42.13  February   55.56  February   61.50  February   53.38  February   66.48  February  88.76
March      40.25  March      60.69  March      62.38  March      54.06  March      62.46  March     88.31
April      38.38  April      59.38  April      72.94  April      63.31  April      72.40
May        42.38  May        59.50  May        63.06  May        56.94  May        70.40
June       41.06  June       57.19  June       69.31  June       51.31  June       72.47
July       44.81  July       52.31  July       68.56  July       51.94  July       80.60
August     47.69  August     42.81  August     68.38  August     53.44  August     73.25
September  49.56  September  46.50  September  66.31  September  53.19  September  65.24
October    44.88  October    56.25  October    61.00  October    59.63  October    72.32
November   45.81  November   57.88  November   54.50  November   55.13  November   79.52
December   47.75  December   59.00  December   56.88  December   52.00  December   80.75

      The closing price on March 28, 2002 was 88.31.

                       THE MAY DEPARTMENT STORES COMPANY

      The May Department Stores Company operates regional department store companies, including Lord & Taylor, Hecht's, Foley's, Robinsons-May, Filene's, Kaufmann's, Famous-Barr, L.S.Ayres, The Jones Store, and Meier & Frank. May also operates David's Bridal, a retailer of bridal gowns and other bridal party merchandise.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    29.67  January    35.04  January    40.25  January    31.13  January    38.95  January   36.80
February   31.08  February   40.50  February   39.50  February   26.19  February   39.59  February  33.64
March      30.33  March      42.33  March      39.13  March      28.50  March      35.48  March     34.85
April      30.83  April      41.13  April      39.81  April      27.50  April      37.25
May        31.42  May        42.96  May        43.31  May        30.06  May        32.70
June       31.50  June       43.67  June       40.88  June       24.00  June       34.26
July       37.21  July       42.79  July       38.69  July       23.75  July       33.20
August     35.88  August     37.50  August     39.06  August     22.94  August     33.65
September  36.33  September  34.33  September  36.44  September  20.50  September  29.02
October    35.92  October    40.67  October    34.69  October    26.25  October    31.45
November   35.83  November   40.21  November   33.63  November   28.06  November   35.84
December   35.13  December   40.25  December   32.25  December   32.75  December   36.98

      The closing price on March 28, 2002 was 34.85.

                            NEWELL RUBBERMAID INC.

      Newell Rubbermaid Inc. is a global manufacturer and full-service marketer of name-brand consumer products serving the needs of volume purchasers, including discount stores, warehouse clubs, home centers, hardware stores, office superstores and contract stationers. Newell's product line consists of name-brand consumer products involving home decor, office supply, infant care, food preparation, hardware and household storage, organization and cleaning.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    33.00  January    41.06  January    41.56  January    29.94  January    27.20  January   27.61
February   37.13  February   45.88  February   42.50  February   23.25  February   26.31  February  31.13
March      33.50  March      48.44  March      47.50  March      24.81  March      26.50  March     31.96
April      35.13  April      48.31  April      47.44  April      25.19  April      26.96
May        38.25  May        48.25  May        40.50  May        26.25  May        25.27
June       39.75  June       49.81  June       46.38  June       25.75  June       25.10
July       42.13  July       51.50  July       43.25  July       26.94  July       21.68
August     39.50  August     47.75  August     41.00  August     25.94  August     22.90
September  40.00  September  46.06  September  28.56  September  22.81  September  22.71
October    38.38  October    44.13  October    34.63  October    19.19  October    27.64
November   40.81  November   44.25  November   32.81  November   19.44  November   25.65
December   42.50  December   41.25  December   29.00  December   22.75  December   27.57

      The closing price on March 28, 2002 was 31.96.

                               PITNEY BOWES INC.

      Pitney Bowes Inc. and its subsidiaries provide global mailing, enterprise solutions and capital services. Pitney Bowes' global mailing division is engaged in the sale, renting and financing of mailing equipment. Their enterprise solutions division provides management services and document messaging technology products and services. Their capital services division provides large-ticket financing and fee-based programs covering a broad range of products and other financial services. Pitney Bowes' products and services are marketed through an extensive network of offices in the United States and through a number of subsidiaries and independent distributors and dealers in many countries throughout the world as well as through direct marketing, outbound telemarketing and the Internet.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    28.81  January    45.88  January    68.81  January    49.00  January    34.97  January   41.82
February   31.06  February   46.88  February   63.19  February   49.50  February   34.05  February  41.72
March      29.38  March      50.19  March      63.75  March      44.69  March      34.75  March     42.80
April      32.00  April      48.00  April      69.94  April      40.88  April      38.07
May        35.13  May        47.00  May        63.75  May        43.50  May        39.54
June       34.75  June       48.13  June       64.25  June       40.00  June       41.11
July       37.56  July       50.50  July       63.63  July       34.63  July       39.23
August     38.19  August     49.63  August     59.00  August     36.56  August     42.44
September  41.59  September  52.56  September  60.94  September  39.44  September  37.28
October    39.66  October    55.06  October    45.56  October    29.69  October    35.78
November   42.03  November   56.00  November   47.94  November   29.06  November   40.48
December   44.97  December   66.06  December   48.31  December   33.13  December   37.61

      The closing price on March 28, 2002 was 42.80.

                             ROHM AND HAAS COMPANY

      Rohm and Haas Company manufactures and markets a wide variety of specialty chemicals. Extensive use of these specialty chemicals is made in the manufacture of paint and coatings, electronics, household products, water treatment products, adhesives, plastics and salt. Rohm and Haas and its subsidiaries operate manufacturing facilities worldwide.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    27.33  January    28.58  January    31.00  January    42.25  January    35.90  January   36.78
February   30.67  February   34.00  February   31.25  February   40.25  February   36.75  February  38.41
March      24.96  March      34.44  March      33.56  March      44.63  March      30.81  March     42.27
April      27.75  April      35.94  April      44.81  April      35.63  April      34.37
May        28.75  May        36.63  May        40.13  May        34.13  May        33.20
June       30.02  June       34.63  June       42.88  June       34.50  June       32.90
July       32.67  July       32.46  July       42.63  July       26.00  July       34.34
August     31.94  August     28.77  August     37.38  August     28.94  August     35.91
September  31.98  September  27.81  September  36.13  September  29.06  September  32.76
October    27.77  October    33.75  October    38.25  October    30.06  October    32.47
November   30.65  November   35.00  November   36.63  November   29.75  November   35.50
December   31.92  December   30.13  December   40.69  December   36.31  December   34.63

      The closing price on March 28, 2002 was 42.27.

                                 TEXTRON INC.

      Textron Inc. is a global multi-industry company with operations in various business segments including aircraft, automotive, fastening systems, industrial products and finance. Textron offers an extensive product line ranging from helicopters, light and mid-size jets, automotive interior and exterior plastic components and systems, fasteners and fastening systems, hand and hydraulic powered tools, lawn care machinery and military defense weapons.

          Closing           Closing           Closing           Closing           Closing          Closing
  1997     Price    1998     Price    1999     Price    2000     Price    2001     Price    2002    Price
--------- ------- --------- ------- --------- ------- --------- ------- --------- ------- -------- -------
January    48.69  January    59.81  January    74.44  January    59.69  January     51.00 January   45.83
February   49.31  February   74.94  February   78.00  February   61.00  February    52.98 February  47.53
March      52.50  March      77.00  March      77.38  March      60.88  March       56.84 March     51.10
April      55.69  April      78.25  April      92.13  April      61.94  April       53.02
May        59.25  May        74.19  May        89.06  May        62.75  May         57.61
June       66.38  June       71.69  June       82.31  June       54.31  June        55.04
July       70.06  July       73.88  July       82.25  July       57.06  July        56.32
August     62.31  August     62.75  August     80.75  August     56.06  August      52.39
September  65.00  September  60.63  September  77.38  September  46.13  September   33.61
October    57.81  October    74.38  October    77.19  October    50.44  October     31.65
November   59.13  November   77.69  November   71.50  November   50.63  November    39.65
December   62.50  December   75.94  December   76.69  December   46.50  December    41.46

      The closing price on March 28, 2002 was 51.10.

                             ZIMMER HOLDINGS, INC.

      Zimmer Holdings, Inc. designs, develops, manufactures and markets orthopedic reconstructive implants and fracture management products. These devices are primarily used to restore lost joint function and reattach or stabilize damaged bone and tissue, respectively. Zimmer also manufactures and markets other products relating to orthopedic and general surgery. Zimmer has operations in 20 different countries and markets products in approximately 70 different countries. Zimmer was incorporated as a wholly-owned subsidiary of Bristol-Myers Squibb Company on January 12, 2001. On August 6, 2001 Bristol-Myers Squibb distributed all the shares of Zimmer common stock to Bristol-Myers Squibb shareholders in the form of a dividend of one share of Zimmer common stock for every ten shares of Bristol-Myers Squibb common stock.

                                                                                  Closing          Closing
                                                                            2001   Price    2002    Price
                                                                        --------- ------- -------- -------
                                                                        January           January   32.53
                                                                        February          February  35.76
                                                                        March             March     34.05
                                                                        April
                                                                        May
                                                                        June
                                                                        July       28.60
                                                                        August     27.20
                                                                        September  27.75
                                                                        October    30.91
                                                                        November   32.26
                                                                        December   30.54

      The closing price on March 28, 2002 was 34.05.

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                                     [LOGO]

                                2,500,000 Units

                           Merrill Lynch & Co., Inc.

                          Strategic Return Notes/SM/
             Linked to the Industrial 15 Index due April   , 2007
                                 (the "Notes")
                  $10 original public offering price per Unit

                        ------------------------------

                             PROSPECTUS SUPPLEMENT

                        ------------------------------

                              Merrill Lynch & Co.

                                April   , 2002

"Strategic Return Notes" is a service mark of Merrill Lynch & Co., Inc.

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